UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 19, 2009

WES Consulting, Inc.
(Exact name of registrant as specified in charter)

Florida
(State or other jurisdiction of incorporation)

333-141022 (Commission File Number)	59-3581576 (IRS Employer Identification No.)

2745 Bankers Industrial Drive
Atlanta, GA 30360

(Address of principal executive offices and zip code)

(770) 246-6400

(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively, the “Filings”) contain or may contain forward looking statements and information that is based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to Registrant’s industry, Registrant’s operations and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Registrant’s audited financial statements for the fiscal years ended December 31, 2007 and 2008 and the related notes thereto, the unaudited financial statements for the three and six months ended June 30, 2009 and the related notes thereto, and the pro forma financial statements and the related notes filed with this Form 8-K.

In this Form 8-K, references to “we,” “our,” “us,” “WES Consulting,” “WES,” or the “Registrant” refer to WES Consulting, Inc., a Florida corporation.

Incorporation by Reference

Statements contained in this Current Report, or in any document incorporated in this Current Report by reference regarding the contents or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this Current Report certain documents we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Current Report, and later information that we file with the SEC, prior to the closing of the Exchange Agreement, will automatically update and supersede that information. We incorporate by reference the documents listed below. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as information or proxy statements (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).

Item 1.01  Entry Into a Material Definitive Agreement.

Merger Agreement

As described in 2.01 below, On October 19, 2009 (the “Closing Date”), WES Consulting, Inc., a Florida corporation (the “Company” or “WES”) entered into a Merger and Recapitalization Agreement (the “Agreement”) with Liberator, Inc., a Nevada corporation (“Liberator”).  Pursuant to the Agreement, Liberator merged with and into the Company, with the Company surviving as the sole remaining entity (the “Merger”).

On the Closing Date, each issued and outstanding share of the common stock of Liberator (the “Liberator Common Shares”) were converted, into one share of the Company’s common stock, $0.01 par value, which, after giving effect to the Merger, equaled, in the aggregate, 98.4% of the total issued and outstanding common stock of the Company (the “WES Common Stock”).  Pursuant to the Agreement, each Series A Preferred Share of Liberator (the “Liberator Preferred Shares”) were to be converted into one share of the Company’s preferred stock with the provisions, rights, and designations set forth in the Agreement (the “WES Preferred Stock”).  On the Closing Date, the Company was not authorized to issue any preferred stock and therefore pursuant to the agreement, it was agreed that within ten (10) days of the Closing Date the Company will file an amendment to its Articles of Incorporation authorizing the issuance of the WES Preferred Stock, and at such time the WES Preferred Stock will be exchanged pursuant to the terms of the Agreement.  As of the Closing Date, Liberator owned eighty-one (80.7%) percent of the issued and outstanding shares of the Company’s common stock.  Upon the consummation of the transactions contemplated by this Agreement, the WES Common Stock owned by Liberator prior to the Agreement will be immediately cancelled (the “Cancellation”).

Both the Company and Liberator provided customary representations and warranties, pre-closing covenants and closing conditions in the Agreement, by which customary indemnification provisions secure any and all breaches of such representations and warranties.

A copy of the Agreement is incorporated herein by reference and is filed as an exhibit to this Form 8-K.  The description of the transactions contemplated by the Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibits filed herewith and incorporated herein by reference.

Item 2.01  Completion of Acquisition or Disposition of Assets.

As more fully described in Section 1.01 above, on October 19, 2009 (the “Closing Date”), WES Consulting, Inc., a Florida corporation (the “Company” or “WES”) entered into a Merger and Recapitalization Agreement (the “Agreement”) with Liberator, Inc., a Nevada corporation (“Liberator”).  Pursuant to the Agreement, Liberator merged with and into the Company, with the Company surviving as the sole remaining entity (the “Merger”).

The following is a description of the Company’s business:

General

WES Consulting, Inc.

The Company was incorporated in the State of Florida on February 25, 1999, under the name Wes Consulting, Inc. The Company’s executive offices are located at 2745 Bankers Industrial Drive, Atlanta, Georgia 30360.  The Company’s principal business plan was to provide consulting services to companies requiring expert guidance and assistance in successfully upgrading and improving their high-volume commercial printing businesses. The primary emphasis was on global companies involved in printing telephone directories.

Liberator, Inc.

Liberator, Inc. (formerly known as Remark Enterprises, Inc.) was founded in Nevada on October 31, 2007.  Liberator’s executive offices are located at 2745 Bankers Industrial Drive, Atlanta, Georgia 30360.  Liberator is a Georgia-based sexual wellness retailer, providing goods and information to customers who believe that sensual pleasure and fulfillment are essential to a well-lived and healthy life.

Established with this conviction, Liberator Bedroom Adventure Gear® empowers exploration, fantasy and the communication of desire, no matter the person’s shape, size or ability. Products include the original Liberator shapes and furniture, sophisticated lingerie and latex apparel, pleasure objects, as well as bath and body, bedding and home décor. Liberator is a growing consumer brand that celebrates intimacy by inspiring romantic imagination. Our primary website address is www.liberator.com.

Liberator Bedroom Adventure Gear® is a love-style brand that exists in a space where the act of love meets art and invention.  Not prurient enough to be an "adult" product, yet too sexy to be considered mainstream, we created a retail category called “lovestyle” to define ourselves in a marketplace that is rapidly gaining in popularity and acceptance.

Since we shipped our first product in 2002, Liberator has evolved into a community of dedicated employees that create, develop, make, market, advertise, promote and re-invent items and ideas that allow couples to have a fuller sexual experience of themselves and each other.

From the year ended December 2002 to the year ended December 2008, our annual revenues increased from $522,000 to $11.3 million, representing a compound annual growth rate of approximately 67%.  Our growth is the result of increased consumer awareness of our products, led by the emerging trend in society called “sexual wellness.”

Liberator is focused on building, developing and marketing its Liberator brand of Bedroom Adventure Gear products.  Since inception, we have spent over $7 million in print advertising, building awareness of the brand primarily through magazine advertisements.  We now intend to broaden our marketing reach by advertising on selected cable television and radio channels and in newspaper ads.

In addition to the Liberator Shapes®, we also produce a line of casual foam-based furniture that we sell under the Studio OneUp brand. These products are produced as a by-product from the manufacturing of Liberator products, as we re-purpose the scrap foam created from the cutting of the Liberator cushions. The Studio OneUp products are offered directly to consumers through our web site www.studiooneup.com, to e-Merchants under drop-ship agreements where we ship directly to their customers, and to other resellers.

Liberator is currently housed in a 140,000 sq. ft. vertically integrated manufacturing facility in a suburb of Atlanta, Georgia.  Since our first sale in May 2002, Liberator has grown to include 95 employees, with our products being sold directly to consumers and through hundreds of domestic and international resellers, on-line affiliates, and independent sales consultants within the United States.

Liberator’s fiscal year end is June 30 and any subsequent reference to the Company’s fiscal year end is a reference to the years ended June 30.  Please see Item 5.03.

Our executive offices are located at 2745 Bankers Industrial Dr., Atlanta, GA 30360; our telephone number is +1-770-246-6400. Our primary Web site addresses are www.liberator.com, www.StudioOneUp.com, www.TheOoh.com and www.FoamLabs.com. Information contained on our Web sites does not constitute a part of this Memorandum.

INDUSTRY BACKGROUND

Liberator participates in the rapidly growing worldwide market of sexual wellness.  What was once called Family Planning has evolved over the last 5 years into a new category called Sexual Wellness. All of the major retailers, pharmacies and on-line retailers have embraced this development including:

Walmart.com – Sexual Wellness products are sold in their Health & Beauty section
Amazon.com – Has a dedicated section called Sexual Wellness
Walgreens.com – Has a dedicated section called Sexual Wellness
CVS.com – Has a dedicated section called Sexual Health
Rite-Aid.com – Has a dedicated section called Sexual Well-being
Target.com – Has a dedicated section called Sexual Health

Major consumer brands are rapidly entering the Sexual Wellness market, with either new products or repackaged existing products. These brands include:

K-Y Personal Lubricant (a division of $63 billion Johnson & Johnson)
Trojan Condoms (a division of $2.4 billion Church & Dwight)
Philips Electronics (a $26 billion company) recently introduced a line a personal vibrators
Durex Condoms (a $250 million division of UK-based SSL International)

We believe that the category of sexual wellness is in the early stages of consumer awareness and that it will continue to grow and gain consumer acceptance to become a major trend in society.

Our Competitive Strengths

We believe that we have the following competitive strengths that we can leverage to implement our strategy:

Leading market position.  Since our first magazine advertisements appeared in 2002, we have been one of only a handful of companies that are permitted to advertise sexual wellness products in mainstream publications.  Because of our upscale presentation and mainstream appeal, Liberator product advertisements have passed the approval of magazines that have never before permitted an adult product to advertise. As a result, we believe that we enjoy a somewhat exclusive franchise in this category.  Because of our ability to reach mainstream consumers through print advertisements, we believe that we have established a leading market position in the category of sexual wellness products.  To some degree, this is evidenced by our product position on leading e-commerce websites such as www.walgreens.com and www.drugstore.com.

Vertically integrated operations which includes product and packaging design, website design, manufacturing, and marketing capabilities.  Our state-of-the-art design and production facility allows us to rapidly bring new products to market and respond quickly to changes in consumer preference, and our in-house website design capabilities allows us to create a constant stream of website content that provides our consumers with an entertainment venue, which creates a catalyst for them to revisit our website after their initial purchase.

Broad product offering.  Liberator currently manufactures approximately 1,200 products and purchases for resale an additional 400 products.

Established and diversified customer base.  Liberator has approximately 145,000 unique individual customers in addition to leading retailers and e-merchants like Walgreens, Overstock.com, Amazon.com, Brookstone, drugstore.com and Playboy.com.  Although no single customer accounted for 10% or more of net sales during the past two fiscal years, Overstock.com and drugstore.com were both one of our top 10 customers during fiscal 2008 and 2009.  The other named customers were counted in our top 25 customer category during those same years.

Experienced executive team.  We have an experienced team of corporate managers. Our founder and Chief Executive Officer, Louis Friedman, is an entrepreneur and investor whose management experience spans the past 30 years.  Our Chief Financial Officer, Ronald Scott, has over 30 years of experience in accounting and financial management, with 13 years as the Chief Financial Officer for a NASDAQ-listed natural products company.

Products

Since the first products were sold in 2002, Liberator has continued to evolve and expand its product offering.

Liberator has developed a product line of “Bedroom Adventure Gear®” which consists of six differently shaped cushions being marketed as Liberator® Shapes.  Liberator Shapes are positioning props that rock, elevate and create surfaces and textures that expand the sexual repertoire and make the act of love more exciting.  As human bodies come in different sizes, so do Liberator Shapes.  And Liberator Shapes are available in an assortment of fabric colors and prints to add to the visual excitement.  The Shapes produced by Liberator are marketed under Liberator’s registered trademark “Liberator®” and covered under United States Patent #6,925,669.  Each of the Liberator Shapes has a unique shape, designed to introduce to the sexual experience positions which were previously difficult to achieve.  The Liberator Shapes are manufactured from structured urethane foam cut at an angle, in large cubes and in platform shapes. The urethane base is encased in a tight, fluid resistant nylon shell, helping the cushions to maintain their shape.

The Company has also developed a unique a line of furniture pieces, called “sex furniture”, which set the benchmark for relaxed interaction and creative sex.  Three of the sex furniture pieces are made from contoured urethane foam and covered in a variety of fabrics and colors. These items are marketed as the Esse®, the Equus™, and the Freestyle™.  The sex furniture line also includes products based on re-purposed shredded polyurethane foam encased in a wide range of fabric types and colors and sold as the Zeppelin™, the Zeppelin™ Lounger, the Zeppelin™ Cocoon, and the Zeppelin™ Pillow.

In addition to the above Liberator products, the Company manufactures couture lingerie, latex garments, fetish wear and a line of boudoir bedding items that are sold under the Fascinator™ line.  Beginning in mid-2006, the Company began importing high-quality pleasure objects and erotica from around the world.  This collection now includes products for the body and mind, including erotic books, music and gifts.

In addition to the Liberator product line, the Company also produces a line of casual foam-based furniture that it sells under the Studio OneUp brand.  These products are offered directly to consumers through the Company's web site www.StudioOneUp.com, to e-Merchants under drop-ship agreements where the Company ships directly to their customers, and to other resellers.

Beginning in early fiscal 2007, the Company began providing contract manufacturing services to companies seeking private label specialty products made from fabric and foam. These products are typically designed by the client companies and manufactured to their specifications. This is not a material segment of our business.

Beginning in early calendar 2008, the Company introduced The Ooh web site www.TheOoh.com. This web site was designed as a health and wellness site where the Liberator intimacy products could be presented in a more conservative format.  To date, this has not been a material segment of our business.

COMPETITION

The markets for the products and information offered by Liberator are highly fragmented and are characterized by thousands of small and often undercapitalized businesses. We believe that we compete on the basis of integrity, the distinctiveness, quality and performance of our products, quality of customer service, creative presentations and brand name recognition.

We believe that the primary competitive factors in e-commerce are brand recognition, site content, ease of use, price, fulfillment speed, customer support, reliability and integrity.  Our success, particularly against larger and better financed competitors, will continue to depend upon our ability to provide a compelling and satisfying shopping experience for the consumer, both on-line and at our current and future retail stores.

STRATEGY

As one of the few recognized brands in the sexual wellness market, our goal is to enhance revenue opportunities while improving our profitability. We plan to achieve these goals using the following strategies:

•
Expand Advertising Beyond Magazines.  Since inception, 95% of our advertising expenditures have been for print advertisements in magazines. While we plan to continue and grow this effort, we also believe that we can be more successful by advertising on adult and mainstream cable television and network channels, and satellite and terrestrial radio stations.

•
Pursue Targeted Acquisitions. We believe that the sexual wellness industry is highly fragmented, with few market leaders, and we seek to pursue acquisitions that meet our values, strategic focus and economic criteria.  We believe there is a significant opportunity to expand our business by acquiring and integrating companies that manufacture or market high-quality products to the sexual wellness consumer market and that, in many cases, such companies could increase their sales as a result of offering their products for sale under the Liberator brand.

•	Capitalize on the Liberator brand. We intend to extend the Liberator brand through the introduction of Liberator brand pleasure objects and consumables, like personal lubricants and massage oils.

•
Expand our Channels of Distribution. In 2008, we began licensing the Liberator brand to entrepreneurs in foreign countries and we now have six licensees in 11 European and Asian countries with a total population of 250 million people. We intend to continue to add to our list of international licensees. We also believe there is a significant opportunity to open Liberator Love Artist stores in specific domestic markets like Atlanta, New York, Los Angeles and Miami. Not only will such stores increase awareness of the brand, but they will serve as regional hubs to support local networks of independent sales agents that purchase products from our stores and resell them to their friends and family members through in-home parties.

•
Expand Distribution of our Studio OneUp and TheOoh products.  We have developed a unique line of point-of-purchase packaging system for our “bean bag” line of Studio OneUp seating. This system allows the retailer to stock a variety of bean bag colors and fabric types while maintaining minimal inventory of the foam-based filling. The foam-based filling is re-purposed scrap foam created from the manufacturing of the Liberator cushions. The foam-based filling is compressed into square capsules with a maximum weight of 25 pounds, which makes it easier for the consumer to transport the product, and it reduces the amount of shelf space required by the retailer. To purchase one of the various sizes of bean bags, consumers simply select the required size and number of compressed foam capsules that match the selected cover.

INTELLECTUAL PROPERTY

Liberator, Wedge, Ramp, Cube, Stage, Esse, Zeppelin, Jaxx,  “Explore More”, “Bedroom Adventure Gear”, and the Liberator logo are subject to trademark or pending trademark applications of Liberator.

We also currently hold various web domain names relating to our brand, including the domain names listed below:

www.liberator.com	www.theliberator.com	www.liberatormusic.com
www.studiooneup.com	www.sulibertador.com	www.liberatormail.com
www.theooh.com	www.ourliberator.com	www.liberatorextreme.com
www.foamlabs.com	www.oneupinnovations.com	www.liberatoraffiliates.com
www.liberatorcushions.com	www.loveliberator.com	www.liberater.com
www.sexcushions.com	www.liberatorworks.com	www.hisliberator.com
www.liberator-scentuelle.com	www.liberatorshop.com	www.herliberator.com
www.oneupstore.com	www.liberatorshapes.com	www.foamrx.com
www.yourliberator.com	www.liberatorpads.com
www.thezerk.com	www.liberatoroffers.com

In August, 2005, we were issued a United States utility patent number US 6,925,669, “Support Cushion and System of Cushions.”

MARKETING

We believe one of our key strengths is the Liberator brand.  While most products in the sexual wellness market are advertised by the manufacturers to the retailer who then sells the sexual wellness products to consumers, Liberator products are advertised directly to consumers through advertisements in national print magazines.  As a result, we believe we have created a level of consumer awareness for the Liberator brand of sexual positioning products which we believe can be extended to other Liberator branded products, included personal products and consumables.

Through advertisements in a broad range of national magazines, consumers are directed to one the Company’s three e-commerce websites to learn more about the products and place their orders. These websites include www.liberator.com, www.StudioOneUp.com and www.TheOoh.com.

The Company intends to expand its advertising efforts beyond magazines to reach broader segments of the population and increase its consumer base.

Through its in-house sales organization, the Company engages retailers directly and then either ships to them on a wholesale basis and provides fulfillment services by drop-shipping directly to their customers.

Through attendance at a variety of domestic and international consumer and industry trade shows, the Company gains valuable feedback from consumers and retailers regarding the Company’s product offering. Attendance at these trade shows also provides the Company with an opportunity to monitor the competitive environment and be made aware of any emerging trends in the sexual wellness industry.

Liberator International

Liberator launched its international expansion program in mid-2008 through a licensing program.  Through a co-manufacturing arrangement whereby the foam is contoured locally, Liberator has created a way for local partners to launch the brand quickly and aggressively.  Each licensee has the full capability to sell directly to consumers and traditional resellers, and has made significant financial commitments to marketing the Liberator brand through country specific advertising channels which include print, television, and radio.  These licensees are also empowered to interpret the brand so as to be culturally sensitive to their respective territories.  Net sales to these licensees totaled $64,885 in fiscal 2008 (the year ended June 30, 2008) and $239,704 in fiscal 2009 (the year ended June 30, 2009).

Since September 2008, Liberator has licensed 11 countries around the world to 6 licensees including the UK, Germany, Netherlands, Belgium, France, Italy, Australia / New Zealand, Singapore, Indonesia, and Malaysia (with a combined population greater than 250 million residents.) There are currently five other territories under negotiation with licensees.  All territories will have, if not already, a fully functional consumer website, and in some cases, our partners will develop Liberator Lovestyle retail stores.

International websites of licensees include:

Singapore	www.liberator.sg

UK	www.theliberatoruk.co.uk

Netherlands	www.liberatorshop.nl

Germany	www.liberatorship.de

Belgium	www.liberatorshop.be

Australia / New Zealand	www.theliberator.com.au

Italy	http://liberator.it

These international licensees are expected to eventually be successful distribution pipelines which will market the Liberator branded products, ranging from consumables and toys to shapes and furniture.  Under the licensing agreements, the licensees are encouraged to open all sales channels within their territories including big box retailers, drugstores, and other retail channels.  Sales to licensees consist of an initial license fee plus recurring product sales.  Product sales and license fees from international licensees was less than 1% of total net sales in fiscal 2008 and less than 3% of total net sales during fiscal 2009.

Sales Channels

Sales Channels

We conduct our business through two primary sales channels: Direct (consisting of our Internet website and telephone sales) and Wholesale (consisting of our stocking reseller, drop-ship, contract manufacturing and distributor accounts). The following is a summary of our revenues:

(Dollars in thousands)	Fiscal 2007	Fiscal 2008	Fiscal 2009
Direct	$6,547	$6,703	$5,144
Wholesale	2,369	3,550	4,022
Other	1,218	1,498	1,095
Total Net Sales	$10,134	$11,751	$10,261

Other revenues consist principally of shipping and handling fees derived from our Direct business.

Direct

The following is a summary of our Direct business net sales and the percentage relationship to total revenues:

(Dollars in thousands)	Fiscal 2007	Fiscal 2008	Fiscal 2009
Internet	$5,883	$6,096	$4,536
Phone	664	607	608
Total Direct Net Sales	$6,547	$6,703	$5,144
Direct net sales as a percentage of total revenues	64.6%	57.0%	50.1%

Since inception, the Company has sold directly to approximately 200,000 consumers, many of these consumers have ordered from the Company more than once.

Internet Website

Since 2002, our website located at www.liberator.com has allowed our customers to purchase our merchandise over the Internet.  Using a consistent standard measure, our website logged over 3.1 million visits in fiscal 2009, as compared to over 3.5 million visits in fiscal 2008, representing an 11% decrease in website visits.  Internet revenues represented 88% of the Direct business in fiscal 2009, compared to 91% of the Direct business in fiscal 2008. We design and operate our websites using an in-house technical and creative staff.  Our www.liberator.com website is intended to be an entertainment and educational venue where consumers can watch product demonstration videos, videos on sexual wellness topics and humorous videos on the many facets of human sexuality.  In addition to our www.Liberator.com website, we also maintain the www.StudioOneUp.com website and the www.TheOoh.com website.

In response to declining sales on our Liberator.com website, in fiscal 2009 (the year ended June 30, 2009) we began an implementation project of a new e-commerce platform and a new enterprise resource planning (ERP) system.  The implementation of both of these systems was substantially completed during the first quarter of fiscal 2010 (the year ended June 30, 2010).

Wholesale

The following is a summary of our net sales to Wholesale customers and the percentage relationship to total revenues:

(Dollars in thousands)	Fiscal 2007	Fiscal 2008	Fiscal 2009
Wholesale Net Sales	$2,369	$3,550	$4,022
Percentage of total revenues	23.4%	30.2%	39.2%

As of June 30, 2009, we have approximately 800 wholesale accounts, most of which are located inthe United States.

Liberator® “Lovestyle” Store
Sex and love are inherently essential to life, but we do not believe they have been properly presented in retailing. Couples seeking products to enhance intimacy have limited choices beyond that of the local sex shop. Liberator will present “lovestyle” and sexual adventure in an interactive environment that is couple friendly, mainstream and not faced with the zoning restrictions of adult shops.

Products offered may include:

•	Liberator Shapes, sexual furniture, playful restraints
•	Bedding – silk / satin sheets, duvets, pillows
•	Pleasure objects (imported high-end)
•	Leather products.
•	Erotic prints, books and sculptures
•	Borosilicate glass art and pleasure objects
•	Lingerie – leather, silk, latex, and high end dress-up costumes
•	Dance wear & accessories – burlesque, belly dance, strip tease plus DVD’s
•	Sensual Massage, bath and body products
•	Music, educational DVD’s, limited erotic DVD’s
•	Personal lubricants
•	Scents, fragrances and candles
•	Gift baskets
•	Instructional monthly presentations or salons

Our 3,500 square foot factory store has demonstrated the power of the Liberator brand – customers want to feel and touch Liberator products and are willing to travel to the store, return repeatedly and refer friends.  The Liberator Lovestyle Store serves as a laboratory to observe consumer reaction to new products and to evaluate price points and merchandising techniques.

We believe that our retail store concept is ready to be rolled out or licensed throughout the United States, providing an upscale experience in-sync with the mainstreaming of sexual well-being.

Government Regulation

We are subject to customs, truth-in-advertising and other laws, including consumer protection regulations that regulate the promotion and sale of merchandise and the operation of warehouse facilities. We monitor changes in these laws and believe that we are in material compliance with applicable laws.

Seasonality

Our business has a seasonal pattern.  In the past three years, we have realized an average of approximately 28% of our annual revenues in our second quarter, which includes Christmas, and an average of approximately 29% of our revenues in the third quarter, which includes Valentine’s Day.  Also, during these past three years, we have had net income in our second and third quarters and generated losses in our first and fourth quarters.

Employees and Labor Relations

As of October 20, 2009, we had 95 employees. In addition, approximately 35 employees are hired on a seasonal basis to meet demand during the peak season.  None of our employees are represented by a union. We have had no labor-related work stoppages and we believe our relationship with our employees is good.

Legal Proceedings

The Company is not currently aware of any pending or threatened legal proceedings against us.

RISK FACTORS

You should carefully consider the following risks, as well as the other information contained in this Current Report. If any of the following risks actually occur, our business could be materially harmed.

RISKS RELATED TO OUR BUSINESS

Limited operating history and limited experience of management

We have a limited operating history upon which investors may base an evaluation of our performance.  We have experienced significant growth in sales from inception through June 30, 2008, growing at a compound annual growth rate of approximately 67%; however, there is no guarantee that we will be able to return to the rate of growth we achieved in the past.  To that point, sales decreased 13% between fiscal 2008 and fiscal 2009.  Continuation of our existence as a going concern requires us to generate sufficient cash flows to meet our obligations, to successfully market our products and to achieve a level of sales adequate to support our cost structure.  There can be no assurances that these requirements will be met.  We must be evaluated in light of the expenses, delays, uncertainties, and other difficulties frequently encountered by an unseasoned business enterprise.  The experience and ability of management are often considered the most significant factors in the success of a business.  No assurance can be given that we will achieve or maintain profitable operations in the future.

We have a history of significant operating losses and we may incur additional losses in the future.

Liberator has historically generated significant operating losses.  As of June 30, 2009, Liberator had an accumulated deficit of approximately $5,309,458.  Liberator had net losses of approximately $3,754,982 for the twelve months ended June 30, 2009 and a net loss of $153,113 for the fiscal year ended June 30, 2008.  We expect our operating expenses will continue to increase during the next several years as a result of the promotion of our products and the expansion of our operations, including the launch of new products, the opening of one or more stand-alone retail stores and entering into acquisitions, strategic alliances and joint ventures.  If Liberator’s revenue does not grow at a substantially faster rate than these expected increases in our expenses or if our operating expenses are higher than we anticipate, we may not be profitable and we may incur additional losses, which could be significant.

We must dedicate significant resources to market our products to consumers.

We plan to continue to dedicate significant resources to market our products to consumers and create awareness of the benefits of our products. Although our prior advertising campaigns have generally been successful, there is no assurance that our future marketing programs will achieve the desired results. Failure to achieve the desired success in our marketing programs may have a material adverse effect on our business, financial condition and results of operations.

Our quarterly operating results may fluctuate significantly and you should not rely on them as an indication of our future results.

Our future revenues and results of operations may fluctuate significantly due to a combination of factors, many of which are outside of our control. The most important of these factors include:
•	seasonality;
•	the timing and effectiveness of our marketing programs;
•	the timing and effectiveness of capital expenditures;
•	our ability to enter into or renew marketing agreements with other sexual wellness companies; and
•	competition.

We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenue in relation to our expenses, our operating results will suffer. Our operating results for any particular quarter may not be indicative of future operating results. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations may be below the expectations of investors.
Consumer spending on sexual wellness products and other products we sell may vary with general economic conditions. If general economic conditions deteriorate and our customers have less disposable income, consumers will likely spend less on our products and our quarterly operating results will suffer.

Our business, financial condition and results of operations may be adversely affected by unfavorable economic and market conditions.

Changes in global economic conditions could adversely affect the profitability of our business.  Economic conditions worldwide have continued to deteriorate and have contributed to slowdowns in the consumer products industry, as well as in the specific segments and markets in which we operate, resulting in reduced demand and increased price competition for our products.  If economic and market conditions in the United States or other key markets, remain unfavorable or persist, spread or deteriorate further, we may experience an adverse impact on our business, financial condition and results of operation.  In addition, the current or future tightening of credit in financial markets could result in a decrease in demand for our products. The demand for entertainment and leisure activities tends to be highly sensitive to consumers’ disposable incomes, and thus a decline in general economic conditions may lead to our customers and potential new customers having less discretionary income to spend.  This could lead to a reduction in our revenue and have a material adverse effect on our operating results. Accordingly, this economic downturn in the U.S. and other countries may hurt our financial performance.  We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions and the effects they may have on our business and financial condition and results of operations. In addition, any significant increase in the cost of raw materials, utilities, wages, transportation costs and other production costs could have a material adverse effect on our business, financial condition and results of operations.

Our operating results will suffer if sales during our peak seasons do not meet our expectations.

Sales of our products are seasonal, concentrated in the fourth calendar quarter, due to the Christmas holiday, and the first calendar quarter, due to Valentine's Day. In anticipation of increased sales activity during these periods, we hire a number of temporary employees to supplement our permanent staff and we increase our inventory levels. If sales during these periods do not meet our expectations, we may not generate sufficient revenue to offset these increased costs and our operating results will suffer.

If we fail to develop and increase awareness of our brand, we will not increase or maintain our customer base or our revenues.

We must develop and increase awareness of the Liberator brand in order to expand our customer base and our revenues. In addition, we may introduce or acquire other brands in the future. We believe that the importance of brand recognition will increase as we expand our product offerings. Many of our customers may not be aware of the variety of products we offer. We intend to substantially increase our expenditures for creating and maintaining brand loyalty and raising awareness of our current and additional product offerings. However, if we fail to advertise and market our products effectively, we may not succeed in maintaining our brands, we will lose customers and our revenues will decline.

Our success in promoting and enhancing the Liberator brand will also depend on our success in providing our customers high-quality products and a high level of customer service. If our customers do not perceive our products to be of high quality, the value of the Liberator brand would be diminished, we will lose customers and our revenues will decline.

Because there are a limited number of suppliers of a key component of our products, we may suffer cost and supply difficulties if we are forced to change suppliers.

A limited number of domestic suppliers currently manufacture the microfiber fabric included in the outer shell of our main product line. This concentration in supply by two domestic manufacturers for this item subjects us to certain economic and production risks that are beyond our control.  The two suppliers are Spectro Coating Corporation and Microfibres, Inc.  To date, we have been able to purchase the required levels of microfiber fabric on an as-needed basis and we believe that these suppliers can meet our expected future demand requirements.  However, should one or both of these suppliers experience any disruptions in their businesses, we may be forced to seek out other sources of supply.  While foreign suppliers of the microfiber fabric are available, cost of goods sold and other costs may increase and order lead times may increase, in the event a change in supplier is necessitated.

We will need to successfully manage our growth for the foreseeable future.

If we experiences significant growth, this growth may place a significant strain on our managerial, operational, financial and other resources. We believe that our performance and success depends in part on our ability to manage our growth effectively. This, in turn, will require ongoing enhancement of our operating, administrative, financial and accounting systems, and the expansion of our work force and the training and management of our personnel. There can be no assurance that we will be able to manage our growth effectively, or that our facilities, systems, procedures or controls will be adequate to support our operations. Our inability to manage our growth effectively could have a material adverse effect on our business, prospects, operating results and financial condition.

We are dependent on key personnel, whose loss may be difficult to replace.

We are highly dependent on the technical and managerial skills of our key employees, including sales, marketing, information systems, financial and executive personnel. Therefore, the success of our business is highly dependent upon our ability to retain existing employees and to identify, hire and retain additional personnel as the need arises.

Currently, we particularly depend upon the efforts and skills of Louis S. Friedman.  Mr. Friedman, one of the founders and current President and Chief Executive Officer of the Company, is the driving force behind our overall direction and our growth.  The loss of services of Mr. Friedman could materially adversely affect our business, financial condition or results of operations.  If Mr. Friedman left the Company’s employ, we might not be able to employ an equally qualified person or persons on suitable terms.

Competition for key personnel is intense and there can be no assurance that we will be able to retain existing personnel or to identify or hire additional qualified personnel as needed.  The need for such personnel is particularly important in light of the anticipated demands of future growth.  Our inability to attract, hire or retain necessary personnel could have a material adverse effect on our business, prospects, operating results and financial condition.

There are no contractual limits on compensation of our officers.

There are no contractual limitations on compensation that may become payable to officers or directors or on our ability to enter into contracts with related parties, all of which remain in the control of our Board of Directors (the “Board”).

We are controlled by our Chief Executive Officer, whose interests may differ from other stockholders.

Our Series A Convertible Preferred Stock has voting rights that always exceed the voting rights of all the Common Stock holders. The Common Stock has one vote per share and the Series A Convertible Preferred Stock has votes per share equal to the result of the total number of Common Stock outstanding times 1.01 divided by the number of Series A Convertible Preferred Stock outstanding.  100% of the Series A Convertible Preferred Stock will be owned by Louis S. Friedman, our Chairman and Chief Executive Officer.  Accordingly, Mr. Friedman will own 73.1 % of the combined voting power of the Common Stock and Series A Convertible Preferred Stock, voting as a single class and will control the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Friedman may differ from the interests of the other stockholders.

The market for our products is highly competitive, our products are not necessities and there can be no assurance that we will have sufficient resources to compete successfully.

Although we have unique and proprietary products, the market for adult products and sexual enhancements is extremely competitive and highly fragmented and we believe that competition in this market will intensify. We cannot assure that our existing competitors and potential competitors will not succeed in developing or marketing products that will be more accepted in the marketplace or render our products non-competitive. We sell products that are not required by the vast majority of the general public and, as such, sales of such items are subject to fluctuations in the economy as well as fluctuations in individual preference for sexual wellness products.  Any delay in developing, marketing and releasing new products in accordance with market demand could materially adversely affect our business, operating results and financial condition.

We believe that our ability to compete successfully will depend on a number of factors, including strong market presence directed to our ideal demographics; our pricing policies, our competitors and our suppliers; the timing of introduction of our new products and the products of our competitors; and industry and general economic trends. There can be no assurance that we will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

We have acquired certain copyrights and trademarks (the “Marks”) and patents and has applied for registration of certain other copyrights, patents, trademarks and service marks (collectively, the “Intellectual Property”), but there can be no assurance that our Marks and our other efforts to protect our rights in our Intellectual Property will prevent duplication or provide a competitive advantage.

If we are unable to obtain or maintain key website addresses, our ability to operate and grow our business may be impaired.

Our website addresses, or domain names, are critical to our business. However, the regulation of domain names is subject to change, and it may be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our brands. If we are unable to obtain or maintain key domain names for the various areas of our business, our ability to operate and grow our business may be impaired.

The loss of our main data center or other parts of our systems and network infrastructure would adversely affect our business.

Our main data center and most of our servers are located at external third-party facilities in Atlanta, Georgia. If our main data center or other parts of our systems and network infrastructure was destroyed by, or suffered significant damage from, an earthquake, fire, flood, or other similar catastrophes, or if our main data center was closed because of natural disaster or the operator having financial difficulties, our business would be adversely affected. Our casualty insurance policies may not adequately compensate us for any losses that may occur due to the occurrence of a natural disaster.

Our internet operations are subject to system failures and interruptions that could hurt our ability to provide customers’ with access to our websites, which could adversely affect our business and results of operations.

The uninterrupted performance of our computer systems is critical to the operation of our websites. Our ability to provide access to our websites and content may be disrupted by power losses, telecommunications failures or break-ins to the facilities housing our servers.  Our customers may become dissatisfied by any disruption or failure of our computer systems that interrupts our ability to provide access to our websites.  Repeated or prolonged system failures could substantially reduce the attractiveness of our websites and/or interfere with commercial transactions, negatively affecting our ability to generate revenue as approximately 60% of our revenues are derived from online sales.  Our websites must accommodate a high volume of traffic and deliver regularly-updated content.  Some of our network infrastructure is not fully redundant, meaning that we do not have back-up infrastructure on site for our entire network, and our disaster recovery planning cannot account for all eventualities.  Our websites have, on occasion, experienced slow response times and network failures.  These types of occurrences in the future could cause our customers’ to perceive our websites as not functioning properly and therefore induce them to abandon our websites.  We are also subject to risks from failures in computer systems other than our own because our customers depend on their own internet service providers in order to access our websites and view our product offerings.  Our revenue could be negatively affected by outages or other difficulties customers experience in accessing our websites due to internet service providers’ system disruptions or similar failures unrelated to our systems.  Any disruption in the ability of customers to access our websites could result in fewer visitors to our websites and reduced sales, which could adversely affect our business and results of operations.  We may not carry sufficient levels of business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our websites.

In pursuing acquisitions, we may not be successful in identifying appropriate acquisition candidates or consummating acquisitions on favorable or acceptable terms. Furthermore, we may face significant integration issues and may not realize the anticipated benefits of the acquisitions due to integration difficulties or other operating issues.

If appropriate opportunities become available, we may acquire businesses, products or technologies that we believe are strategically advantageous to our business. Transactions of this sort could involve numerous risks, including:
•
unforeseen operating difficulties and expenditures arising from the process of integrating any acquired business, product or technology, including related personnel, and maintaining uniform standards, controls, procedures and policies;

•	diversion of a significant amount of management’s attention from the ongoing development of our business;
•	dilution of existing stockholders’ ownership interests;
•	incurrence of additional debt;
•	exposure to additional operational risks and liabilities, including risks and liabilities arising from the operating history of any acquired businesses;
•	negative effects on reported results of operations from acquisition-related charges and amortization of acquired intangibles;
•	entry into markets and geographic areas where we have limited or no experience;
•	the potential inability to retain and motivate key employees of acquired businesses;
•	adverse effects on our relationships with suppliers and customers; and
•	adverse effects on the existing relationships of any acquired companies, including suppliers and customers.

In addition, we may not be successful in identifying appropriate acquisition candidates or consummating acquisitions on favorable or acceptable terms, or at all.  Failure to effectively manage our growth through acquisitions could adversely affect our growth prospects, business, results of operations and financial condition.

The prices we charge for our products may decline over time, which would reduce our revenues and adversely affect our profitability.

As our products continue to gain consumer acceptance and attract the attention of competitors, we may experience pressure to decrease the prices for our products, which could adversely affect our revenues and gross margin.  If we are unable to sell our products at acceptable prices, or if we fail to develop and offer new products with sufficient profit margins, our revenue growth will slow and our business and financial results will suffer.

Continued imposition of tighter processing restrictions by credit card processing companies and acquiring banks would make it more difficult to generate revenue from our websites.

We rely on third parties to provide credit card processing services allowing us to accept credit card payments from the majority of our customers.  Our business could be disrupted if these companies become unwilling or unable to provide these services to us.  We are also subject to the operating rules, certification requirements and rules governing electronic funds transfers imposed by the payment card industry seeking to protect credit cards issuers, which could change or be reinterpreted to make it difficult or impossible for us to comply with such rules or requirements.  If we fail to comply, we may be subject to fines and higher transaction fees and lose our ability to accept credit card payments from our customers, and our business and operating results would be adversely affected.  Our ability to accept credit cards as a form of payment for our online products sales could also be restricted or denied for a number of other reasons, including but not limited to:

•	if we experience excessive charge backs and/or credits;
•	if we experience excessive fraud ratios;
•	if there is an adverse change in policy of the acquiring banks and/or card associations with respect to the processing of credit card charges for sexual wellness products;
•	an increase in the number of European and U.S. banks that will not accept accounts selling sexual wellness products;
•	if there is a breach of our security resulting in the theft of credit card data;
•	continued tightening of credit card association chargeback regulations in international commerce; and
•	association requirements for new technologies that consumers are less likely to use.

Our ability to keep pace with technological developments is uncertain.

Our failure to respond in a timely and effective manner to new and evolving technologies could harm our business, financial condition and operating results.

The internet industry is characterized by rapidly changing technology, evolving industry standards, changes in consumer needs and frequent new service and product introductions.  Our business, financial condition and operating results will depend, in part, on our ability to develop the technical expertise to address these rapid changes and to use leading technologies effectively.  We may experience difficulties that could delay or prevent the successful development, introduction or implementation of new features used to promote our products.

Further, if the new technologies on which we intend to focus our investments fail to achieve acceptance in the marketplace or our technology does not work and requires significant cost to replace or fix, our competitive position could be adversely affected, which could cause a reduction in our revenue and earnings.  Further, after incurring substantial costs, one or more of the technologies under development could become obsolete prior to its introduction.

To access technologies and provide products that are necessary for us to remain competitive, we may make future acquisitions and investments and may enter into strategic partnerships with other companies.  Such investments may require a commitment of significant capital and human and other resources.  The value of such acquisitions, investments and partnerships and the technology accessed may be highly speculative.  Arrangements with third parties can lead to contractual and other disputes and dependence on the development and delivery of necessary technology on third parties that we may not be able to control or influence.  These relationships may commit us to technologies that are rendered obsolete by other developments or preclude the pursuit of other technologies which may prove to be superior.

Our business, financial condition and results of operations could be adversely affected if we fail to provide adequate security to protect our customers’ data and our systems.

Online security breaches could adversely affect our business, financial condition and results of operations.  Any well-publicized compromise of security could deter use of the internet in general or use of the internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials. In offering online payment services, we may increasingly rely on technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers.  Advances in computer capabilities, new discoveries in the field of cryptography or other developments could compromise or breach the algorithms that we use to protect our customers’ transaction data.  If third parties are able to penetrate our network security or otherwise misappropriate confidential information, we could be subject to liability, which could result in litigation.  In addition, experienced programmers or “hackers” may attempt to misappropriate proprietary information or cause interruptions in our services that could require us to expend significant capital and resources to protect against or remediate these problems.

Our business is exposed to risks associated with online commerce security and credit card fraud.

Consumer concerns over the security of transactions conducted on the internet or the privacy of users may inhibit the growth of the internet and online commerce.  To transmit confidential information such as customer credit card numbers securely, we rely on encryption and authentication technology.  Unanticipated events or developments could result in a compromise or breach of the systems we use to protect customer transaction data.  Furthermore, our servers may also be vulnerable to viruses and other attacks transmitted via the internet.  While we proactively check for intrusions into our infrastructure, a new and undetected virus could cause a service disruption.  Under current credit card practices, we may be held liable for fraudulent credit card transactions and other payment disputes with customers.  A failure to control fraudulent credit card transactions adequately would adversely affect our business.

We may not be able to protect and enforce our intellectual property rights.

We believe that our marks, particularly the “Liberator,” “Wedge,” “Ramp,” “Cube,” “Stage,” “Esse,” “Zeppelin,” “Jaxx,” “Explore More,” “Bedroom Adventure Gear,” and the Liberator logo, and other proprietary rights are critical to our success, potential growth and competitive position.  Our inability or failure to protect or enforce these trademarks and other proprietary rights could materially adversely affect our business.  Accordingly, we devote substantial resources to the establishment, protection and enforcement of our trademarks and other proprietary rights.  Our actions to establish, protect and enforce our marks and other proprietary rights may not prevent imitation of our products or brands or control piracy by others or prevent others from claiming violations of their trademarks and other proprietary rights by us.  There are factors outside of our control that pose a threat to our intellectual property rights.  For example, effective intellectual property protection may not be available in every country in which our products are distributed or made available through the internet.

Intellectual property litigation could expose us to significant costs and liabilities and thus negatively affect our business, financial condition and results of operations.

Although not currently, we have in the past been subject to claims of infringement or other violations of intellectual property rights.  Intellectual property claims are generally time-consuming and expensive to litigate or settle.  To the extent that any future claims against us are successful, we may have to pay monetary damages or discontinue sales of any of our products that are found to be in violation of another party’s rights.  Successful claims against us could also result in us having to seek a license to continue sales of such products, which may significantly increase our operating burden and expenses, potentially resulting in a negative effect on our business, financial condition and results of operations.

Because of the adult nature of our products, companies providing products and services on which we rely may refuse to do business with us.

Many companies that provide products and services we need are concerned that associating with a company in our industry will somehow hurt their reputation.  As a result of these concerns, these companies may be reluctant to enter into or continue business relationships with us. For example, some credit card companies have declined to be affiliated with us.  This has caused us, in some cases, to seek out and establish business relationships with other providers of the services we need to operate our business.  There can be no assurance however, that we will be able to maintain our existing business relationships with the companies that currently provide us with services and products.  Our inability to maintain such business relationships, or to find replacement service providers, would materially adversely affect our business, financial condition and results of operations.  We could be forced to enter into business arrangements on terms less favorable to us than we might otherwise obtain, which could lead to our doing business with less competitive terms, higher transaction costs and more inefficient operations than if we were able to maintain such business relationships or find replacement service providers.

Workplace and other restrictions on access to the internet may limit user traffic on our websites.

Many offices, businesses, libraries and educational institutions restrict employee and student access to the internet or to certain types of websites, including websites containing sexual wellness content.  Since much of our revenue is dependent on customer traffic to our websites, an increase in these types of restrictions, or other similar policies, could harm our business, financial condition and operating results.  In addition, access to our websites outside the U.S. may be restricted by governmental authorities or internet service providers.  If these restrictions become more prevalent, our growth could be hindered.

If one or more states or countries successfully assert that we should collect sales or other taxes on the online sales of goods, our expenses will increase, resulting in lower margins.

In the United States, federal and state tax authorities are currently exploring the appropriate tax treatment of companies engaged in e-commerce and new state tax regulations may subject us to additional state sales and income taxes, which could increase our expenses and decrease our profit margins.  The application of indirect taxes (such as sales and use tax, value added tax, goods and services tax, business tax and gross receipt tax) to e-commerce businesses such as ours and to our customers is a complex and evolving issue.  Many of the statutes and regulations that impose these taxes were established before the growth in internet technology and e-commerce.  In many cases, it is not clear how existing statutes apply to the internet or e-commerce or communications conducted over the internet.  In addition, some jurisdictions have implemented or may implement laws specifically addressing the internet or some aspect of e-commerce or communications on the internet. The application of existing or future laws could have adverse effects on our business.

Under current law, as outlined in the U.S. Supreme Court’s decision in Quill Corp. v. North Dakota, 504 U.S. 298 (1992), a seller with substantial nexus (usually defined as physical presence) in its customer’s state is required to collect state (and local) sales tax on sales arranged over the internet (or by telephone, mail order, or other means).  In contrast, an out-of-state seller without substantial nexus in the customer’s state is not required to collect the sales tax.  The U.S. federal government’s moratorium on states and other local authorities imposing new taxes on internet access or multiple or discriminatory taxes on internet commerce is scheduled to expire in October 31, 2014.  This moratorium, however, does not prohibit the possibility that U.S. Congress will be willing to grant state or local authorities the authority to require remote (out-of-state) sellers to collect sales and use taxes on interstate sales of goods over the internet.  Several proposals to that extent have been made at the U.S. federal, state and local levels (for example, the Streamlined Sales and the Use Tax initiative).  These proposals, if adopted, would likely result in our having to charge state sales tax to some or all of our customers in connection with the sale of our products, which would harm our business if the added cost deterred customers from visiting our websites and could substantially impair the growth of our e-commerce opportunities and diminish our ability to derive financial benefit from our activities.

We presently do not intend to pay cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our capital stock.  We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

 The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant.  There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

The price of the Common Shares may be volatile.

In the event a public market does develop for the common shares, market prices will be influenced by many factors, and will be subject to significant fluctuation in response to variations in operating results and other factors such as investor perceptions, supply and demand of the common shares, interest rates, general economic conditions, and those economic conditions specific to the industry, and developments with regard to our activities, future financial condition and management.

Our ability to generate the cash we need depends on many events beyond our control, and we may have to raise additional capital on terms unfavorable to our shareholders to pursue our business plan.

The actual amount of capital required to fund our operations and development may vary materially from our estimates.  To obtain additional funding in the future, we may have to sell assets, seek debt financing or obtain additional equity capital.  If we raise funds by selling more shares of our common stock, your ownership percentage in us will be diluted, and we may grant future investors rights superior to those of the Common Shares that you are purchasing.  If we are unable to obtain additional capital when needed, we may have to delay, modify or abandon some of our expansion plans.  This could slow our growth, negatively affect our ability to compete in the marketplace and adversely affect our financial condition.

We may incur substantial debt in the future that may impair our financial and operating flexibility.

If our business plans and cost estimates are inaccurate and our operations require additional cash or if we deviate from our current plans, we could be required to seek debt financing for particular projects or for ongoing operational needs.  This indebtedness could harm our business if we are unable to obtain additional financing on reasonable terms.  In addition, any indebtedness we incur in the future could subject us to restrictive covenants limiting our flexibility in planning for, or reacting to changes in, our business.  If we do not comply with such covenants, our lenders could accelerate repayment of our debt or restrict our access to further borrowings, which in turn could restrict our operating flexibility and endanger our ability to continue operations.

The availability of shares for sale in the future could reduce the market price of our common stock.

In the future, we may issue additional securities to raise cash for acquisitions.  We may also pay for interests in additional subsidiary companies by using a combination of cash and shares of our common stock or just shares of our common stock.  We may also issue securities convertible into shares of our common stock.  Any of these events may dilute shareholders’ ownership interests in our company and have an adverse impact on the price of our common stock.
In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock.  This could also impair our ability to raise additional capital through the sale of our securities.

Our stock prices may be highly volatile, and this volatility may depress the price of our common stock.

The stock market has experienced significant price and volume fluctuations, and the market prices of early stage companies have been highly volatile.  We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, including, among others, the following:

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies or patents;
•	failure to complete significant transactions;
•	developments or disputes concerning our patents;
•	developments in relationships with licensees;
•	variations in our quarter operating results;
•	our failure to meet or exceed securities analysts’ expectations of our financial results;
•	changes in management’s or securities analysts’ estimates of our financial performance; and
•	changes in market valuations of similar companies.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud.  As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls.  We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments.  The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting.  We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth.  If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for our common stock.

We are subject to the periodic reporting requirements of the Exchange Act, which will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will reduce or might eliminate our profitability.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder.  To comply with these requirements, our independent registered auditors will have to review our quarterly financial statements and audit our annual financial statements.  Moreover, our legal counsel will have to review and assist in the preparation of such reports.  The costs charged by these professionals for such services cannot be accurately predicted at this time, because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys.  However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.  We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, the trading price of our common stock, if a market ever develops, could drop significantly, or we could become subject to SEC enforcement proceedings.

As currently required under Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include in our annual report our assessment of the effectiveness of our internal control over financial reporting.  Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009.  We have not yet completed our assessment of the effectiveness of our internal control over financial reporting.  We expect to incur additional expenses and diversion of management's time as a result of performing the system and process evaluation, testing, and remediation required to comply with the management certification and auditor attestation requirements.
During the course of our testing, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.  In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented, or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.  Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results would be harmed, investors could lose confidence in our reported financial information, the trading price of our common stock, if a market ever develops, could drop significantly, or we could become subject to SEC enforcement proceedings.

Because we are becoming public by means of a Merger, we have no history of compliance with United States securities laws and accounting rules.

Because we are becoming public by means of a Merger, we have no history of compliance with United States securities laws and accounting rules.  In order to be able to comply with United States securities laws, we recently had an initial audit of our financial statements in accordance with U.S. generally accepted auditing standards.  As the management of Liberator does not have a long term familiarity with the preparation of financial statements prepared in accordance with generally accepted accounting principles or with the preparation of periodic reports filed with the SEC, it may be more difficult for such management, when they become managers of the Company following the Merger, to comply on a timely basis with SEC reporting requirements than a comparable public company.

Our Common Stock is classified as a “penny stock” as the term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of the than $5.00.  Our Common Stock will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

We will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks.  These disclosure requirements may cause a reduction in the trading activity of our Common Stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future.  This classification severely and adversely affects any market liquidity for our Common Stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination, and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market.  These additional sales practice and disclosure requirements could impede the sale of our common stock, if and when our common stock becomes publicly traded. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock.  Our Common Stock, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND PLAN OF OPERATION

You should read the following description of Liberator’s financial condition and results of operations in conjunction with the financial statements and accompanying notes.

Overview

Comparisons of selected consolidated statements of operations data as reported herein follow for the periods indicated:

Total:	Year Ended June 30, 2009	Year Ended June 30, 2008	Change

Net sales:	$10,260,552	$11,750,832	(13)%
Gross profit	$3,116,444	$4,234,099	(26)%
Operating income (loss)	$(1,000,869)	$73,625	—
Diluted (loss) per share	$(0.08)	$(0.00)	—

Net Sales by Channel:	Year Ended June 30, 2009	Year Ended June 30, 2008	Change

Direct	$5,143,604	$6,703,172	(23)%
Wholesale	$4,022,127	$3,549,808	13%
Other	$1,094,821	$1,497,852	(27)%
Total Net Sales	$10,260,552	$11,750,832	(13)%

Other revenues consist principally of shipping and handling fees derived from our Direct business.

Gross Profit by Channel:	Year Ended June 30, 2009%		Year Ended June 30, 2008%		Change

Direct	$1,896,561	37%	$2,993,815	45%	(37)%
Wholesale	$1,096,678	27%	$866,899	24%	27%
Other	$123,205	11%	$373,385	25%	(67)%
Total Gross Profit	$3,116,444	30%	$4,234,099	36%	(26)%

Fiscal Year ended June 30, 2009 Compared to the Fiscal Year Ended June 30, 2008

Net sales for the twelve months ended June 30, 2009 decreased from the comparable prior year period by $1,490,280, or 13%.  The decrease in sales is due to a decrease in consumer sales of $1,265,000. Consumer sales decreased from approximately $6.7 million in the twelve months ended June 30, 2008 to approximately $5.1 million in the twelve months ended June 30, 2009, a decrease of approximately 23%.  We attribute this decrease to the current economic uncertainty and changes in consumer spending, as our products are typically a discretionary purchase.  As a result of an increased focus on our wholesale and contract business, sales to wholesale and contract manufacturing customers increased approximately 13% from the prior year.

Gross profit, derived from net sales less the cost of product sales, includes the cost of materials, direct labor, manufacturing overhead and depreciation.  Gross margin as a percentage of sales decreased to 30% for the year ended June 30, 2009 from 36% in the prior year.  This is primarily the result of a decrease in Direct to consumer sales combined with more frequent order level and product specific discount offers for consumers.  One of the most frequent consumer discount offers during fiscal 2009 was “free” or significantly reduced shipping and handling, which accounts for the decrease in the Other category revenue and gross profit.  Gross profit on wholesale and contract manufacturing sales increased as a result of a price increase that was implemented during the third quarter of fiscal 2009.

 Total operating expenses for the year ended June 30, 2009 were 40% of net sales, or $4,117,313, compared to 35% of net sales, or $4,160,474, for the year ended June 30, 2008.  This slight decrease in operating expenses was primarily the result of lower advertising and promotion costs offset by higher sales and marketing personnel costs to support greater domestic and international wholesale distribution efforts.  Advertising and promotion expenses decreased by 18% (or $190,269) from $1,054,959 in fiscal 2008 to $864,690 in fiscal 2009.  Advertising and promotion expenses were reduced during fiscal 2009 as part of a plan to improve the targeting, timing and effectiveness of advertising spending.  Other Selling and Marketing costs increased 18% (or $181,365) from fiscal 2008 to fiscal 2009, primarily as a result of increased sales staff and related personnel costs and additional website hosting costs.

Other income (expense) increased from ($153,113) to ($2,754,113) in fiscal 2009.  Interest (expense) and financing costs in fiscal 2009 included $167,879 in additional interest expense related to the issuance of the Series A Preferred shares. This additional interest expense was recorded to bring the carrying value of the shares to their stated liquidation value.  Expenses related to the reverse acquisition during fiscal 2009 total $2,273,495.  This item consists of $285,750 for the discounted face value of the convertible note payable to Hope Capital, $4,500 for the fair market value of the warrant for 1 million shares issued to Hope Capital, $1,250,000 for the fair market value of the Company shares deemed issued to Remark shareholders, and $733,245 for the fair market value of shares issued for services in connection with the private placement that closed on June 26, 2009.  All of the expenses related to the reverse acquisition included in other income (expense) are non-cash expenses.

No expense or benefit from income taxes was recorded in the twelve months ended June 30, 2009 or 2008.  The Company does not expect any U.S. Federal or state income taxes to be recorded for the current fiscal year because of available net operating loss carry-forwards.

The Company had a net loss of $3,754,982, or ($0.08) per diluted share, for the twelve months ended June 30, 2009 compared with a net loss of $153,113, or $0.00 per diluted share, for the year ended March 31, 2008.

Fiscal Year ended June 30, 2008 Compared to the Fiscal Year Ended June 30, 2007

Net sales for the twelve months ended June 30, 2008 increased from the comparable prior year period by $1,616,810, or 16%.  The increase in sales was substantially due to an increase in contract services revenue and, to a lesser extent, higher sales of Liberator products through wholesale distribution channels.

 Gross profit, derived from net sales less the cost of product sales, includes the cost of materials, direct labor, manufacturing overhead and depreciation.  Gross margin as a percentage of sales increased slightly from 35% for the year ended June 30, 2007 to 36% for the year ended June 30, 2008.

Total operating expenses for the year ended June 30, 2008 were 35% of net sales, or $4,160,474, compared to 42% of sales, or $4,236,136, for the year ended June 30, 2007. This decrease in operating expenses was primarily the result of a 26% reduction in advertising spending, from $1,422,263 in fiscal 2007 to $1,054,959 in fiscal 2008.

No expense or benefit from income taxes was recorded in the twelve months ended June 30, 2008 or 2007. The Company does not expect any U.S. Federal or state income taxes to be recorded for the current fiscal year because of available net operating loss carry-forwards.

The Company has a net loss of $153,113, or ($0.00) per diluted share, for the twelve months ended June 30, 2008 compared with a net loss of $864,127, or $(0.02) per diluted share, for the twelve months ended June 30, 2007.

Variability of Results

The Company has experienced significant quarterly fluctuations in operating results and anticipates that these fluctuations may continue in future periods. As described in previous paragraphs, operating results have fluctuated as a result of changes in sales levels to consumers and wholesalers, competition, costs associated with new product introductions and increases in raw material costs. In addition, future operating results may fluctuate as a result of factors beyond the Company’s control such as foreign exchange fluctuation, changes in government regulations, and economic changes in the regions it operates in and sells to. A portion of our operating expenses are relatively fixed and the timing of increases in expense levels is based in large part on forecasts of future sales. Therefore, if net sales are below expectations in any given period, the adverse impact on results of operations may be magnified by our inability to meaningfully adjust spending in certain areas, or the inability to adjust spending quickly enough, as in personnel and administrative costs, to compensate for a sales shortfall. We may also choose to reduce prices or increase spending in response to market conditions, and these decisions may have a material adverse effect on financial condition and results of operations.

Financial Condition

Cash and cash equivalents increased $1,726,114 to $1,815,633 at June 30, 2009 from $89,519 at June 30, 2008. This increase in cash resulted from cash provided by operating activities of $252,097 and cash provided by financing activities of $1,826,409, offset by cash used in investing activities of $352,392. Cash provided by operating activities for the year ended June 30, 2009 represents the results of operations adjusted for non-cash depreciation and the non-cash deferred rent accrual of $289,370, a decrease in inventory of $552,400 and increases in accounts payable of $633,674, offset by a slight increase in accounts receivable and other less significant changes. Cash flow used in investing activities reflects capital expenditures during the year ended June 30, 2009. The largest component of capital expenditures during the year ended June 30, 2009, is the Company’s project to upgrade its e-commerce platform and ERP system. Expenditures on the e-commerce platform and ERP system, as of June 30, 2009, total approximately $274,000. Cash flows provided by financing activities are attributable to the net proceeds from the sale of common stock of $1,699,465, proceeds of $550,000 from the credit card cash advance, loans from related parties of $120,948, and $111,188 in proceeds from new capital leases, offset in part by repayment of the credit card advance and repayment of a short-term note payable and unsecured notes.

As of June 30, 2009, the Company’s net accounts receivable increased by $16,710, or 5%, to $346,430 from $329,720 at June 30, 2008. The increase in accounts receivable is primarily the result of increased sales to wholesale accounts. Management believes that its accounts receivable are collectible net of the allowance for doubtful accounts of $5,740 at June 30, 2009.

The Company’s net inventory decreased $552,400, or 44%, to $700,430 as of June 30, 2009 compared to $1,252,803 as of June 30, 2008. The decrease is greater than the year-to-date reduction in sales of 13% and also reflects better management of raw materials and finished goods.

Accounts payable increased $633,674, or 39%, to $2,247,845 as of June 30, 2009 compared to $1,614,170 as of June 30, 2008. The increase in accounts payable was due to the Company’s working capital deficiency and the necessity to extend the payment periods to vendors.

Liquidity and Capital Resources

At June 30, 2009, the Company’s working capital deficiency was $106,124, an improvement of $583,350 compared to $689,474 at June 30, 2008.  Cash and cash equivalents at June 30, 2009 totaled $1,815,633, an increase of $1,726,114 from $89,519 at June 30, 2008.

As of June 30, 2009, the Company has a revolving line of credit with a commercial finance company which provides up to $500,000 credit against 85% of eligible accounts receivable (aged less than 90 days) and eligible inventory (as defined in the agreement) up to a sub-limit of $220,000, such inventory loan not to exceed 30% of the accounts receivable loan. Borrowings under the agreement bear interest at the Prime rate plus two percent (7 percent at June 30, 2008 and 5.25 percent at June 30, 2009), payable monthly. The amount owed on the revolving line of credit was $287,140 at June 30, 2008 and $171,433 at June 30, 2009.

Management believes cash flows generated from operations, along with current cash as well as borrowing capacity under the line of credit and other credit facilities, should be sufficient to finance operating and capital requirements through the end of fiscal 2010.  If new business opportunities do arise, additional outside funding may be required.

Sufficiency of Liquidity

Based upon our current operating plan, analysis of our consolidated financial position and projected future results of operations, we believe that our cash balances and operating cash flows, together with additional borrowing of less than $300,000, will be sufficient to finance current operating requirements, debt service, and planned capital expenditures, for the next 12 months.

Capital Resources

The Company does not currently have any material commitments for capital expenditures. The Company expects total fiscal 2010 capital expenditures to be under $100,000 and to be funded by capital leases and, to a lesser extent, operating cash flows. This includes capital expenditures in support of the Company’s normal operations, and expenditures that we may incur in conjunction with initiatives to upgrade our e-commerce platform and enterprise resource planning system (ERP system.)

If our business plans and cost estimates are inaccurate and our operations require additional cash or if we deviate from our current plans, we could be required to seek debt financing for particular projects or for ongoing operational needs.  This indebtedness could harm our business if we are unable to obtain additional financing on reasonable terms.  In addition, any indebtedness we incur in the future could subject us to restrictive covenants limiting our flexibility in planning for, or reacting to changes in, our business.  If we do not comply with such covenants, our lenders could accelerate repayment of our debt or restrict our access to further borrowings, which in turn could restrict our operating flexibility and endanger our ability to continue operations.

Properties

Liberator maintains its principal manufacturing and business offices at 2745 Bankers Industrial Drive, Atlanta, GA 30360, which consists of 140,000 square feet of manufacturing, warehouse and office space.  Lease payments are currently $28,595 per month and increase approximately 3% annually to a maximum of $34,358 per month in the year 2015, which is when the lease expires.

Market Information

There is presently no established market for the Company’s securities.

Security Ownership of Certain Beneficial Owners and Managers

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of October 20, 2009 (immediately following the consummation of the Merger Agreement) by:

•	all persons who are beneficial owners of five percent (5%) or more of our common stock;
•	each of our directors;
•	each of our executive officers; and
•	all current directors and executive officers as a group.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

Applicable percentage ownership in the following table is based on 61,915,981 shares of common stock outstanding as of October 20 2009.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 20, 2009, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

			Amount Owned		Percentage Of
Title of Class	Name and Address of Owner	Title	Following the Merger		Issued Stock
		President, Chief
		Executive Officer
Common	Louis S. Friedman*	and Director	28,394,376	(1)	45.9%

		Chief Financial Officer,
Common	Ronald P. Scott*	Secretary and Director	438,456	(2)	.7%

Common	Hope Capital, Inc.**		5,150,001		8.3%

Common	Don Cohen ***		13,022,127		19.0%

All directors and executive officers as a group (4 persons)			28,832,832	(1)	46.6%

*	The address for all directors and executive officers of the Company is c/o Liberator, Inc., 2745 Bankers Industrial Drive, Atlanta, GA 30360

**	1 Linden Place, Suite 207, Great Neck, NY 11021. Curt Kramer is the sole shareholder of Hope Capital, Inc.

***	Don Cohen, c/o Paul M. Spizzirri, Esq., 1170 Peachtree Street NE, Suite 1200, Atlanta, GA 30309

(1)
Does not include the votes that Mr. Friedman controls by virtue of his ownership of 100% of the Series A Convertible Preferred Stock.  Each share of Series A Convertible Preferred Stock is entitled to the number of votes equal to the result of: (i) the number of shares of Common Stock of the Company issued and outstanding at the time of such vote multiplied by 1.01; divided by (ii) the total number of Series A Convertible Preferred Stock issued and outstanding at the time of such vote.  Accordingly, Mr. Friedman will own 73.1 % of the combined voting power of the Common Stock and Series A Convertible Preferred Stock, voting as a single class and will control the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Friedman may differ from the interests of the other stockholders.

(2)	Includes options to purchase 438,456 shares of Common Stock.

EXECUTIVE COMPENSATION

BOARD OF DIRECTORS

All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our executive officers are elected annually by the board of directors to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.

DIRECTORS’ COMPENSATION

For the fiscal year ended June 30, 2009, directors did not receive any remuneration in their capacity as a director.

EXECUTIVE COMPENSATION

Summary Compensation Table

The compensation discussion addresses all compensation awarded to, earned by, or paid to the Company’s named executive officers which, following the consummation of the Merger, includes Liberator, Inc. (collectively, the “Named Executive Officers”.)  Set forth below is the aggregate compensation for services rendered in all capacities to Company during our fiscal years ended June 30, 2008 and 2009 by the Company’s executive officers. The table below also sets forth the compensation paid to Louis Friedman, our President, Chief Executive Officer and Chairman, and Ronald P. Scott, our Secretary, Chief Financial Officer, and Director which was paid by Liberator which, as a result of the consummation of the Merger Agreement, is the surviving corporation.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)(1)	($)	($)	($)

Louis S. Friedman (2)
President, Chief Executive	2009	78,000	—	—	—	—	—
Officer and Chairman of the Board	2008	71,500	—	—	—	—	—	71,500
Ronald P. Scott (3)
Chief Financial Officer, Secretary and	2009	128,500	—	—	—	—	—	129,366
Director	2008	101,280	—	—	866	—	—	101,280
Sanford H. Barber (4)
President, Chief Executive Officer,	2009	—	—	—	—	—	—	—
Chief Financial Officer and Director	2008	—	—	—	—	—	—	—

(1)
Awards consist of stock options granted to the Named Executive Officer in the fiscal year specified as well as prior fiscal years. Amounts shown do not reflect whether the Named Executive Officer has actually realized a financial benefit from the awards (such as by exercising stock options). Amounts listed in this column represent the compensation cost recognized by us for financial statement reporting purposes. These amounts have been calculated in accordance with SFAS No. 123(R).

(2)
Louis Friedman has been the Company’s Chief Executive Officer and Chairman of the Board of Directors since inception. On November 7, 2008 Mr. Friedman assumed the additional title of President from Don Cohen. Mr. Friedman’s current annual salary is $150,000.

(3)
Ronald Scott joined Liberator as a part-time consultant in July 2006, serving as the Company’s Chief Financial Officer. In October, 2007 he became a full-time consultant and Chief Financial Officer and as of July 1, 2009, became a full-time employee of the Company at an annual salary of $125,000.

(4)
On July 23, 2009, Sanford Barber resigned as Chief Executive Office, Chief Financial Officer and Director and was succeeded by Joseph Meuse who also assumed the position of Secretary.  Mr. Meuse was not compensated in any capacity with the Company.  On October 19, 2009 we acquired Liberator, Inc. in a reverse acquisition structure that was structured as a share exchange and in connection with that transaction, Joseph Meuse tendered his resignation from the board and from all offices held in the Company, effective immediately.

Outstanding Equity Awards at Fiscal Year End 2009

The following table shows, for the fiscal year ended June 30, 2009, certain information regarding outstanding equity awards at fiscal year end for our Named Executive Officers.

	Option Awards				Stock Awards
Equity
							Incentive	Equity
							Plan	Incentive
							Awards:	Plan Awards:
							Number of	Market or
	Number of					Market	Unearned	Payout Value
	Securities	Number of			Number of	Value of	Shares,	of Unearned
	Underlying	Securities			Shares or	Shares or	Units or	Shares, Units
	Unexercised	Underlying			Units of	Units of	Other	or Other
	Options	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	(#)	Options	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Exercisable	(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	(1)	Unexercisable	($)	Date	(#)	($)	(#)	($)(3)

Louis S. Friedman	—	—	—	—	—	—	—	—
Ronald P. Scott	438,456	—	.228	10/1/2012	—	—	—	—
Sanford H. Barber	—	—	—	—	—	—	—	—

(1)	Options granted to the Named Executive Officers expire five years after the grant date. These options were not pursuant to a Section 16(b)(3) Plan.

OPIONS/SAR GRANTS IN THE LAST FISCAL YEAR

On October 1, 2007, the Board of Directors granted a non-qualified stock option to Ronald Scott, the Company’s Chief Financial Officer. The five-year option provides for the purchases of up to438,456 shares at an exercise price of $.228 per share.

On October 16, 2009, the Board of Directors implemented a stock option plan (the “2009 Stock Option Plan”).  The 2009 Stock Option Plan provides (i) key employees (including officers) of the Corporation (or its subsidiary corporations) and (ii) consultants and other independent contractors who provide valuable services to the Corporation (or its subsidiary corporations) with the opportunity to acquire, or increase their proprietary interest in the Corporation as an incentive for them to join or remain in the service of the Corporation.  The 2009 Stock Option Plan has reserved 5,000,000 shares for issuance and to date, has issued 1,411,000 options to 80 employees.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

None.

Certain Relationships and Related Transactions

Except as set forth below, there were no transactions during the last fiscal year, and there are no proposed transactions, to which the Company was or is to become a party in which any director, executive officer, director nominee, beneficial owner of more than five percent (5%) of any class of our stock, or members of their immediate families had, or is to have, a direct or indirect material interest:

On June 30, 2008, the Company had a subordinated note payable to the majority shareholder and CEO in the amount of $310,000 and the majority shareholder's wife in the amount of $395,000. During fiscal 2009, the majority shareholder loaned the Company an additional $91,000 and a director loaned the Company $29,948.  On June 26, 2009, in connection with the merger into Remark Enterprises, Inc., the majority shareholder and his wife agreed to convert $700,000 of principal balance and $132,120 of accrued but unpaid interest to Series A Convertible Preferred Stock.  Interest during fiscal 2009 was accrued by the Company at the prevailing prime rate (which is currently at 3.25%) and totaled $34,647. The interest accrued on these notes for the year ended June 30, 2008 was $47,576. The accrued interest balance on these notes, as of June 30, 2009, is $8,210. The notes are subordinate to all other credit facilities currently in place.

The Company issued a 3% convertible note payable to Hope Capital with a face amount of $375,000. Hope Capital is a shareholder of the Company.  The note is convertible, at the holders option, into common stock at $.25 per share and may be converted at any time prior to the maturity date of August 15, 2012. Upon maturity, the Company has the option to either repay the note plus accrued interest in cash or issue the equivalent number of shares of common stock at $.25 per share. The 3% convertible note payable is carried net of the fair market value of the embedded conversion feature of $89,250.  This amount will be amortized over the life of the note as additional interest.

On September 2, 2009 (“Closing Date”) the Company acquired the majority of the issued and outstanding common stock of WES Consulting, Inc., a Florida corporation (“WES”) in accordance with a common stock purchase agreement (the “Stock Purchase Agreement”) by and among the Company and Belmont Partners, LLC, a Virginia limited liability company (the “Seller”).  On the Closing Date, pursuant to the terms of the Stock Purchase Agreement, the Company acquired 972,000 shares ( 81%) of the  Company from the Seller for a total of two hundred forty thousand five hundred dollars ($240,500).  Funds for the purchase came from a convertible note in the amount of $250,000, payable to Hope Capital Inc., a shareholder of the Company. The note bears interest at 3% annually and is due September 2, 2012. The note is convertible at any time prior to maturity, at the holders’ option, into common stock at a conversion price of $.25 per share, subject to adjustment.  On the Closing Date, all of the officers and directors of WES resigned and were succeeded by the directors and officers of the Company.

Louis Friedman, our President, Chief Executive Officer and Chairman, and Leslie Vogelman, our Treasurer, are married.

Legal Proceedings

The Company is not currently a party to any material legal action.

Indemnification of Directors and Officers

Our Articles of Incorporation provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Florida.  Florida law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Florida law requires that the determination that indemnification is proper in a specific case must be made by: (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

Article VII of our By-laws provides that:

(a) no director shall be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director except with respect to (i) a breach of the director’s loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability which may be specifically defined by law or (iv) a transaction from the director derived an improper personal benefit; and

(b) the Company shall indemnify to the fullest extent permitted by law each person that such law grants to the Company power to indemnify.

Any amendment to or repeal of our Articles of Incorporation or by-laws shall not adversely affect any right or protection of any of our directors or officers for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Dividend Policy

Any future determination as to the declaration and payment of dividends on shares of our Common Stock will be made at the discretion of our board of directors out of funds legally available for such purpose. We are under no contractual obligations or restrictions to declare or pay dividends on our shares of Common Stock. In addition, we currently have no plans to pay such dividends. Our board of directors currently intends to retain all earnings for use in the business for the foreseeable future. See “Risk Factors.”

Item 4.01  Change in Registrant’s Certifying Accountant

On October 19, 2009, we terminated Randall N. Drake, CPA, PA (“Drake”) as our independent registered public accounting firm in connection with the reverse merger.  We engaged a new independent registered public accounting firm, Gruber & Company LLC (“Gruber”) who provided the audit of Liberator, Inc.  Pursuant to Item 304(a) of Regulation S-K under the Securities Act of 1933, as amended, and under the Securities Exchange Act of 1934, as amended, we report as follows:

(a)	(i)	Drake was terminated as our independent registered public accounting firm effective on October 19, 2009.
(ii)
For the two most recent fiscal years ended December 31, 2008 and 2007, Drake’s report on the financial statements did not contain any adverse opinions or disclaimers of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, other than for a going concern.

(iii)	The termination of Drake and engagement of Gruber was approved by our Board of Directors.
(iv)
We and Drake did not have any disagreements with regard to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure for the audited financials for the fiscal years ended December 31, 2008 and 2007, and subsequent interim period from January 1, 2009 through the date of dismissal on October 19, 2009, which disagreements, if not resolved to the satisfaction of Drake, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

(v)
During our fiscal years ended December 31, 2008 and 2007, and subsequent interim period from January 1, 2009 through the date of dismissal on October 19, 2009, we did not experience any reportable events.

(b)	On October 19, 2009, we engaged Gruber to be our independent registered public accounting firm.

(i)
Prior to engaging Gruber, we had not consulted Gruber regarding the application of accounting principles to a specified transaction, completed or proposed, the type of audit opinion that might be rendered on our financial statements or a reportable event, nor did we consult with Gruber regarding any disagreements with its prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the prior auditor, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

(ii)	We did not have any disagreements with Drake and therefore did not discuss any past disagreements with Drake.

(c)
We have requested Drake to furnish it with a letter addressed to the SEC stating whether it agrees with the statements made by us regarding Drake. Attached hereto as Exhibit 16.1 is a copy of Drake’s letter to the SEC dated October 19, 2009.

Item 5.01  Changes in Control of Registrant

As explained more fully in Item 2.01, in connection with the Agreement, on October 19, 2009, the Liberator Common Shares were converted, into one share of the Company’s common stock, $0.01 par value, which, after giving effect to the Merger, equaled, in the aggregate, 98.4% of the total issued and outstanding common stock of the Company (the “WES Common Stock”).  Pursuant to the Agreement, the Liberator Preferred Shares were to be converted into one share of the Company’s preferred stock with the provisions, rights, and designations set forth in the Agreement (the “WES Preferred Stock”).  On the Closing Date, the Company was not authorized to issue any preferred stock and therefore pursuant to the agreement, it was agreed that within ten (10) days of the Closing Date the Company will file an amendment to its Articles of Incorporation authorizing the issuance of the WES Preferred Stock, and at such time the WES Preferred Stock will be exchanged pursuant to the terms of the Agreement.

As explained more fully in the above Item 2.01, on October 19, 2009, we acquired Liberator, Inc. in a merger transaction that was structured as a share exchange. In connection with the merger of Liberator on the Closing Date, the officers and directors of the Company remained the same.

Item 5.03  Amendments to the Articles of Incorporation; Change in Fiscal Year

On October 19, 2009, we entered into a merger and Recapitalization Agreement (the “Merger Agreement”) with Liberator, Inc., a privately held Nevada corporation (“Liberator”).  On October 19, 2009, the Company consummated the transactions contemplated by the Merger Agreement.  Pursuant to the Merger Agreement, Liberator and the Company merged and all of the issued and outstanding common stock of Liberator was exchanged for an aggregate of 60,932,981 shares of the Company’s common stock.  In addition, all of the issued and outstanding shares of preferred stock of Liberator was exchanged for 4,300,000 shares of preferred stock of the Company.  Liberator is the surviving corporation; all business operations of the Company are now the business operations of Liberator.  Prior to the Merger, the Company’s fiscal year end was December 31, and the fiscal year end of Liberator was June 30.

Accordingly, and following the interpretive guidelines of the Commission, the Company has elected to formally change its fiscal year end to the fiscal year end of Liberator.  On October 19, 2009, the Board of Directors of the Company acted by unanimous written consent to change the Company’s fiscal year end from December 31 to June 30. As a result of the interpretive guidelines of the Commission referenced above, no transition report is required in connection with such change in fiscal year end. Accordingly, the Company intends to file an annual report on Form 10-K for the year ended June 30, 2010 and file a quarterly report on Form 10-Q for the period ending September 30, 2009.

Item 9.01  Financial Statements and Exhibits

(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

     The Audited Consolidated Financial Statements of Liberator, Inc. as of June 30, 2008 and 2009 are filed as Exhibit 99.1 to this current report and are incorporated herein by reference.

 (b) PRO FORMA FINANCIAL INFORMATION.

  The unaudited condensed combined pro forma statement of operations for the year ended June 30, 2009 and the unaudited condensed combined pro forma balance sheet as of  June 30, 2009 are filed as Exhibit 99.3 to this current report and are incorporated herein by reference.

(d) EXHIBITS

Exhibit No.	Description
2.1	Merger and Recapitalization Agreement, dated as of October 19, 2009

3.1	Articles of Incorporation for WES Consulting, Inc. *Filed as an exhibit to the SB-2 filed on 03/02/07
3.2	Bylaws of WES Consulting, Inc. *Filed as an exhibit to the SB-2 filed on 03/02/07
3.3	Articles of Incorporation for Liberator, Inc.
3.4	Bylaws of Liberator, Inc.

16.1	Letter from Randall N. Drake, CPA PA

99.1	Audited Consolidated Financial Statements of Liberator, Inc. as of June 30, 2008 and 2009
99.2	Unaudited condensed combined pro forma statement of operations for the year ended June 30, 2009 and the unaudited condensed combined pro forma balance sheet as of June 30, 2009
99.3	Press Release
99.4	Liberator, Inc. 2009 Stock Option Plan

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wes Consulting, Inc.

Date: October 20, 2009	By:	/s/ Louis S. Friedman
Louis S. Friedman

Chairman, Chief Executive Officer, and President of Liberator, Inc.